Exhibit 99.1

Cascade Bancorp (Oregon) Announces 24.4% Increase in Earnings Per Share
Driven By Ongoing Strength in Market Areas:

          BEND, Ore., July 14 /PRNewswire-FirstCall/ --

          Highlights for the Second Quarter 2005

--	Earnings Per Share: up 24.4% year-over-year with Net Income up 25.3% year-over-year
--	Loan Growth: up 30.8% year-over-year and 28.2% on linked-quarter basis (annualized)
--	Deposit Growth: up 26.2% year-over-year and 27.0% on a linked-quarter basis (annualized)
--	Net Interest Margin: 5.67% vs. 5.71% on a linked-quarter basis and 5.72% a year ago
--	Strong Credit Quality: Credit quality continued very strong with delinquencies only .04% of total loans; net charge-offs at .05% (annualized)

          FINANCIAL PERFORMANCE:
          Cascade Bancorp (Nasdaq: CACB) announced another quarter of strong financial results driven by the ongoing economic strength in its market areas. For the quarter ended June 30, 2005, diluted earnings per share increased 24.4% to $.28 compared to $.23 for the year ago quarter.  Net income for the quarter was up 25.3% to $4.9 million compared to $3.9 million for the year ago quarter.  At June 30, 2005, the loan portfolio was 30.8% higher than a year ago, and grew at a 28.2% linked-quarter pace (annualized) during the second quarter.  Similarly, deposit balances as of June 30, 2005 were 26.2% higher than a year ago and increased at a 27.0% linked-quarter pace (annualized).

          Second quarter return on equity was 21.7% compared to 20.5% for the year- ago quarter, while return on assets for the current quarter was 1.81% vs. 1.89% for the second quarter of 2004.  The net interest margin was modestly lower for the quarter, at 5.67% compared to 5.71% in the prior quarter, mainly a result of higher rates paid on deposit accounts arising from the steady increase in short-term market interest rates over the past year (see Net Interest Margin discussion below).

          “We are pleased that for the 8th consecutive year Cascade is rated among the top performing banks in the nation per Independent Banker Magazine; we view this outcome as a reflection of our success in building lasting customer relationships while positioning our Bank to serve fast growing markets,” observed Patricia L. Moss, President and CEO.  For more than a decade, the Company has banked quality of life markets in Oregon that have been among the fastest growing in the northwest and nationally.

          LOAN GROWTH AND CREDIT QUALITY:
          At June 30, 2005, the loan portfolio had grown to $965.7 million, up 30.8% from $738.3 million a year ago.  Loan growth during the second quarter of the year was $63 million, a 28.2% (annualized) pace when compared with the immediately preceding quarter.  Loan growth was well distributed by region and by loan type, as commercial, construction, and commercial real estate lending were strong.  The combined Central Oregon and Salem markets accounted for 53% of total loan growth during the current quarter while the new banking offices in Portland and Southern Oregon saw continued solid expansion in loan totals. The Company’s new offices in the Portland and Southern Oregon markets commenced operation about two years ago and at June 30, 2005 represented over 30% of the Company’s total loans.

          The Company’s loan credit quality profile remained strong with delinquent loans greater than 30 days past due at only .04% of total loans, while net loan charge-offs for the quarter were only .05% (annualized) of total loans, consistent with solid quality results of recent quarters.  The reserve for losses on loans and loan commitments stood at a prudent 1.45% of outstanding loans at quarter end, very comparable to the 1.46% in the preceding quarter and 1.48% for the year ago period.  In keeping with the quarter’s strong loan growth, loan loss provision expense was $1 million, up from $.9 million in both the preceding and year ago periods.  Management believes the reserve is at an appropriate level under current circumstances and prevailing economic conditions.

          DEPOSIT GROWTH:
          At June 30, 2005, deposits were up 26.2% to $966.5 million compared to $765.7 million a year ago, and up 27.0% (annualized) compared to the immediately preceding quarter.  Central Oregon generated significant deposit growth during the quarter buoyed by the summer real estate sales and construction season.  At the same time, deposit balances in Portland and Southern Oregon offices grew at an 18% linked-quarter pace (annualized).  Non- interest bearing balances continued strong, averaging approximately 41% of total deposits, as real estate mortgage transaction volumes translated into higher business, consumer and title company balances.

          NET INTEREST MARGIN & INTEREST RATE RISK:
          The Company reported a 5.67% Net Interest Margin (NIM) for the second quarter compared to 5.71% in the prior quarter and 5.72% for the year ago quarter.  With steadily increasing short term rates and the flattening of the yield curve, the NIM has narrowed because yields on earning assets lagged the increase in rates paid on customer deposits.  Yields on earning assets increased by 11 basis points to 6.83%, as compared to 6.72% in the immediately preceding quarter and 6.27% a year ago.  Meanwhile, the average rates paid on interest-bearing liabilities increased 30 basis points to 1.92% versus 1.62% in the prior quarter and .90% a year ago.  Also contributing to the higher overall cost of funds was the addition of $36 million in long-term FHLB borrowings during the quarter.  These long-term borrowings were designed to mitigate interest rate risk by matching the approximate 7 year duration of a recently recorded large municipal loan combined with other previously booked originations.

          Depending on the path of market interest rates and competitive pricing practices, management anticipates that the margin will likely remain between 5.50% and 5.70% over the next 12 to 18 months.  The Company has a stable interest rate risk profile within a reasonable range of stable to higher interest rates.  According to its interest rate risk model, the Company’s earnings would be slightly enhanced in the event of higher than expected market interest rates, a result of its strong core deposit base (led by its 33% deposit market share in Central Oregon) and its growing portfolio of floating rate loans.  Floating rate loans have risen from 32% to 40% of total loans over the past three years.  Over that horizon, fixed rate loans have declined from 31% to 16%, while periodically adjustable loans (typically 3 to 5 year re-pricing) have increased from 37% to 44%.  In the unlikely scenario wherein the Fed Funds rate falls to 0.50% by 2006 (compared to today’s 3.25%), the model predicts earnings growth could be moderately below expected levels because falling loan yields would compress against an already low cost of funds.  The margin can also be affected by factors beyond market interest rates, including loan or deposit volume shifts and/or aggressive rate offerings by competitor institutions.  See cautionary “Forward Looking Statements” below and the Company’s Form 10K report for further information on risk factors including interest rate risk.

          NON-INTEREST INCOME AND EXPENSE:
          Non-Interest Income for the second quarter of 2005 was 10.1% higher than the immediately preceding quarter as mortgage origination volume and related revenues increased.  Service charges and overdraft protection fees were modestly above the prior quarter but remain below year-ago levels.  Year-over- year, non-interest income was down 6.0% because proportionately fewer customers utilized overdraft protection products than in the year-ago period.

          Single Family mortgage originations and related revenues improved on a linked-quarter basis due to strong purchase activity and lower mortgage interest rates.  Residential mortgage originations during the quarter ended June 30, 2005, totaled $39.2 million up from $30.5 million for the immediately preceding quarter but below the $44.1 million in the year ago quarter.  At June 30, 2005 the Company serviced approximately $500 million in mortgage loans for customers.  The related carrying value of mortgage servicing rights was at 0.90% of serviced loans compared to a fair value estimate of 1.04% of serviced loans.

          Non-Interest Expense for the second quarter of 2005 was 16.0% above the same quarter in 2004 and 5.9% above the immediately preceding quarter.  Growth related staffing, salaries and incentive compensation were the primarily cause in all periods.  During the second quarter the Company successfully hired professional bankers in all of its key markets consistent with its growth goals.

          BUSINESS STRATEGY:
          Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, has a track record of consistent above- average growth and profitability, operating in some of the fastest growing markets in the northwest.  Within these markets its strategy is to focus on delivering the best in community banking for the financial well being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 20 branches, including 11 in Central Oregon, 4 in the Salem/Keizer area, 4 in Southern Oregon and one business and professional banking office in Portland. The Company plans to open up to 3 new branches in the next 6 quarters concentrated in its fast growing Southern and Central Oregon markets. The Bank has been rated among the top performing banks in the nation for the eighth consecutive year by Independent Community Bankers of America as well as in surveys by US Banker Magazine.  In addition, The Seattle Times named Cascade Bancorp in the top tier of the annual Northwest 100 ranking of all publicly traded companies in the Pacific Northwest, and Oregon Business magazine ranked it in the top 20 “Best Companies to Work For”. For further information on the Company, please visit our web site at http://www.botc.com.

          FORWARD LOOKING STATEMENTS
          This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

	Year over Year

	2nd Qtr 2005	2nd Qtr 2004	% Change

Balance Sheet Data (at period end)
Investment securities	$49,453	$37,439	32.1%
Loans, gross	965,699	738,252	30.8%
Total assets	1,161,228	874,955	32.7%
Total deposits	966,509	765,672	26.2%
Non-interest bearing deposits	420,028	310,447	35.3%
Core Deposits (1)	927,107	746,121	24.3%
Total shareholders’ equity	93,755	79,046	18.6%
Income Statement Data
Interest income	$17,049	$11,981	42.3%
Interest expense	2,922	1,057	176.4%
Net interest income	14,127	10,924	29.3%
Loan loss provision	1,000	900	11.1%
Net interest income after loan loss provision	13,127	10,024	31.0%
Noninterest income	3,272	3,481	-6.0%
Noninterest expense	8,416	7,254	16.0%
Income before income taxes	7,983	6,251	27.7%
Provision for income taxes	3,063	2,323	31.9%
Net income	$4,920	$3,928	25.3%
Share Data (2)
Basic earnings per common share	$0.29	$0.24	24.0%
Diluted earnings per common share	$0.28	$0.23	24.4%
Book value per common share	$5.56	$4.70	18.4%
Tangible book value per common share	$5.16	$4.31	19.7%
Cash dividends declared per common share	$0.08	$0.06	25.0%
Ratio of dividends declared to net income	27.39%	25.46%	7.6%
Basic Average shares outstanding	16,842	16,669	1.0%
Fully Diluted average shares outstanding	17,404	17,280	0.7%
Key Ratios
Return on average total shareholders’ equity (book)	21.73%	20.45%	6.3%
Return on average total shareholders’ equity (tangible) (3)	23.49%	22.49%	4.4%
Return on average total assets	1.81%	1.89%	-4.2%
Net interest spread	4.91%	5.37%	-8.6%
Net interest margin	5.67%	5.72%	-0.9%
Total revenue (net int inc + non int inc)	$17,399	$14,405	20.8%
Efficiency ratio (4)	48.37%	50.36%	-3.9%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	14,020	10,918	28.4%
Reserve to ending total loans	1.45%	1.48%	-1.8%
Non-performing assets (5)	1,169	323	261.9%
Non-performing assets to total assets	0.10%	0.04%	172.7%
Delinquent >30 days to total loans	0.04%	0.04%	0.7%
Net Charge off’s	122	291	-58.1%
Net loan charge-offs (annualized)	0.05%	0.16%	-67.1%
Mortgage Activity
Mortgage Originations	$39,155	$44,145	-11.3%
Total Servicing Portfolio (sold loans)	$499,728	$508,203	-1.7%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,515	$4,844	-6.8%
Capital Ratios
Average shareholders’ equity to average assets	8.35%	9.22%	-9.4%
Leverage ratio (6) (Est Q2-05)	9.31%	8.60%	8.3%
Total risk-based capital ratio (6) (Est Q2-05)	10.52%	10.53%	-0.1%

	Linked Quarter

	2nd Qtr 2005	1st Qtr 2005	% Change

Balance Sheet Data (at period end)
Investment securities	$49,453	$48,389	2.2%
Loans, gross	965,699	902,074	7.1%
Total assets	1,160,609	1,061,174	9.4%
Total deposits	966,509	905,463	6.7%
Non-interest bearing deposits	420,028	365,605	14.9%
Core Deposits (1)	927,107	872,326	6.3%
Total shareholders’ equity	93,755	89,865	4.3%
Income Statement Data
Interest income	$17,049	$15,479	10.1%
Interest expense	2,922	2,336	25.1%
Net interest income	14,127	13,143	7.5%
Loan loss provision	1,000	900	11.1%
Net interest income after loan loss provision	13,127	12,243	7.2%
Noninterest income	3,272	2,971	10.1%
Noninterest expense	8,416	7,949	5.9%
Income before income taxes	7,983	7,265	9.9%
Provision for income taxes	3,063	2,748	11.5%
Net income	$4,920	$4,517	8.9%
Share Data (2)
Basic earnings per common share	$0.29	$0.27	8.7%
Diluted earnings per common share	$0.28	$0.26	8.6%
Book value per common share	$5.56	$5.34	4.2%
Tangible book value per common share	$5.16	$4.93	4.7%
Cash dividends declared per common share	$0.08	$0.08	0.0%
Ratio of dividends declared to net income	27.39%	29.77%	-8.0%
Basic Average shares outstanding	16,842	16,811	0.2%
Fully Diluted average shares outstanding	17,404	17,360	0.3%
Key Ratios
Return on average total shareholders’ equity (book)	21.73%	20.96%	3.7%
Return on average total shareholders’ equity (tangible) (3)	23.49%	22.75%	3.3%
Return on average total assets	1.81%	1.80%	0.6%
Net interest spread	4.91%	5.10%	-3.7%
Net interest margin	5.67%	5.71%	-0.7%
Total revenue (net int inc + non int inc)	$17,399	$16,114	8.0%
Efficiency ratio (4)	48.37%	49.33%	-1.9%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	14,020	13,142	6.7%
Reserve to ending total loans	1.45%	1.46%	-0.3%
Non-performing assets (5)	1,169	471	148.2%
Non-performing assets to total assets	0.10%	0.04%	126.9%
Delinquent >30 days to total loans	0.04%	0.09%	-55.2%
Net Charge off’s	122	169	-27.8%
Net loan charge-offs (annualized)	0.05%	0.08%	-34.2%
Mortgage Activity
Mortgage Originations	$39,155	$30,540	28.2%
Total Servicing Portfolio (sold loans)	$499,728	$500,125	-0.1%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,515	$4,575	-1.3%
Capital Ratios
Average shareholders’ equity to average assets	8.35%	8.61%	-3.0%
Leverage ratio (6) (Est Q2-05)	9.31%	10.12%	-8.0%
Total risk-based capital ratio (6) (Est Q2-05)	10.52%	11.32%	-7.1%

Notes:

(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.
(2)	Adjusted to reflect a 25% (5:4) stock split declared in March 2004.
(3)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to acquisition of Community Bank of Grants Pass merger.
(4)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(5)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(6)	Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 6/30/05: 16,848,968

SOURCE  Cascade Bancorp
          -0-                                                          07/14/2005
          /CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer, +1-541-617-3526, or Patricia L. Moss, President and Chief Executive Officer, +1-541-385-6205, both of Cascade Bancorp/
          /Web site:  http://www.botc.com /

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